MamaMancini’s Holdings, Inc. Board of Directors

Approves January 31 Fiscal Year-End Date

For Immediate Release

Contact:	Investor Contact:
Carl Wolf	Robert Blum, Joe Dorame, Joe Diaz
MamaMancini’s Holdings, Inc.	Lytham Partners, LLC
Chairman and CEO	602-889-9700
201-531-1212	MMMB@lythampartners.com

EAST RUTHERFORD, N.J. — January 13, 2014 — MamaMancini’s Holdings, Inc. (the “Company”) (OTCQB: MMMB), an emerging manufacturer and marketer of specialty pre-prepared, frozen and refrigerated “all natural” food products (as defined by the United States Department of Agriculture), announced today that its Board of Directors, by unanimous consent, approved changing the Company’s fiscal year-end date to January 31. The Company’s 2014 fiscal year shall commence on February 1, 2014 and conclude on January 31, 2015. The Company will file an Annual Report on Form 10-K for the year ended December 31, 2013 and will also file a transitional report with the United States Securities and Exchange Commission for the period of January 1, 2014 to January 31, 2014.

Carl Wolf, the Company’s President and Chief Executive Officer, said, “We are changing our year-end date in order to better align our financial reporting process with a large majority of our industry. By doing so, our results will more accurately reflect the purchasing and stocking activity of our major chain store customers and provide a more realistic snapshot of what is taking place in our business while providing an enhanced level of transparency to both customers and investors.”

About MamaMancini’s

MamaMancini’s is a manufacturer and distributor of a line of all natural, beef meatballs with sauce, turkey meatballs with sauce, chicken meatballs with sauce, pork meatballs with sauce, and other similar Italian products. The Company’s sales have been growing on a consistent basis as the Company expands its distribution channel, which includes major retailers such as Costco, Publix, Shop Rite, Price Chopper, Redners, Pathmark, A&P, Waldbaums, Food Emporium, Whole Foods, Shaw’s Supermarkets, Kings, Key Foods, Giant Eagle, Stop-n-Shop, Giant Stores, Food Town, Kroger, Winn Dixie, Market Basket, Albertsons, Shoppers, Wal-Mart, Marsh’s Supermarkets, Bashas, Bi-Lo, Central Markets, Weis Markets, Ingles, and The Fresh Market. For more information visit the company’s website at www.mamamancinis.com.

Forward Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “may,” “future,” “plan” or “planned,” “will” or “should,” “expected,” “anticipates,” “draft,” “eventually” or “projected.” You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, and other risks identified in the Company’s 10-K for the fiscal year ended December 31, 2012 and other filings made by the Company with the Securities and Exchange Commission.